As filed with the Securities and Exchange Commission on December 17, 2004

                                                     Registration No. 333-113071

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                                 _______________

                         POST-EFFECTIVE AMENDMENT NO. 1

                                       TO

                                    FORM S-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                 _______________

                          NANOPIERCE TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

                    NEVADA                              84-0992908
       (State or other jurisdiction of               (I.R.S. Employer
       incorporation or organization)               Identification No.)

                           370 17TH STREET, SUITE 3640
                             DENVER, COLORADO 80202
                                 (303) 592-1010
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                PAUL H. METZINGER
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          NANOPIERCE TECHNOLOGIES, INC.
                           370 17TH STREET, SUITE 3640
                                DENVER, COLORADO
                                 (303) 592-1010
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                              With copies sent to:
                            ROBERT J. AHRENHOLZ, ESQ.
                            JOSHUA M. KERSTEIN, ESQ.
                                 KUTAK ROCK LLP
                       1801 CALIFORNIA STREET, SUITE 3100
                             DENVER, COLORADO  80202
                                 (303) 297-2400

     Approximate date of commencement of the proposed sale to the public: From time to time after this Registration Statement becomes effective.
                                 _______________

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If the registrant elects to deliver its latest annual report to stockholders, or a complete and legal facsimile thereof, pursuant to Item
11(a)(1) of this Form, check the following box.    [_]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                               ___________________

                                EXPLANATORY NOTE

     This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-2 (No. 333-113071) of Nanopierce Technologies, Inc. which registered for resale from time to time 82,600,000 shares of common stock issued to the selling stockholders listed therein. The Registration Statement was declared effective by the Securities and Exchange Commission on May 4, 2004.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. Our selling stockholders may not sell these securities until that registration statement becomes effective. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED DECEMBER 17, 2004


                                   PROSPECTUS


                          NANOPIERCE TECHNOLOGIES, INC.
                          -----------------------------
                           370 17th Street, Suite 3640
                             Denver, Colorado 80202


                       82,600,000 SHARES OF COMMON STOCK, INCLUDING:
                            20,000,000 SHARES CURRENTLY OUTSTANDING
                            62,600,000 SHARES ISSUABLE UPON EXERCISE OF WARRANTS

THE SELLERS:  All of our common stock offered by this prospectus is offered from time to time by the selling stockholders identified in this prospectus.  We will not receive any proceeds from the sale of our common stock offered by the selling stockholders.


MARKET FOR
SECURITIES:   Our common stock is presently quoted on the over-the-counter bulletin board under the symbol
              "NPCT."  Our common stock also is traded on the Frankfurt Stock Exchange and on the Hamburg
              Stock Exchange under the symbol "NPI."  On  December 15, 2004, the last reported sale price of our common stock on the over-the-counter bulletin board was $0.17 per share (rounded to the nearest penny).  See "DESCRIPTION OF COMMON STOCK-Common Stock."


RISK
FACTORS:      INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.  SEE "RISK FACTORS"
              BEGINNING ON PAGE 5.


As of December 13, 2004, we have 91,259,033 shares of our common stock issued and outstanding. The shares of common stock offered by this prospectus represent about 46.05% of our issued and outstanding common stock as of December 13, 2004, assuming that, as of that date, all of our outstanding warrants and options were exercised and all of our reserved shares of common stock were issued.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED ANY OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



               The date of this prospectus is __________ __, 2004.

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----
FORWARD-LOOKING STATEMENTS                                                     2
PROSPECTUS SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
RISK FACTORS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
DETERMINATION OF OFFERING PRICE . . . . . . . . . . . . . . . . . . . . . . . 14
SELLING STOCKHOLDERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
DESCRIPTION OF COMMON STOCK . . . . . . . . . . . . . . . . . . . . . . . . . 17
PLAN OF DISTRIBUTION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
ADDITIONAL INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . . . . . . . . . . . 23

                           FORWARD-LOOKING STATEMENTS


     This prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We base these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about our company, including:

     - the rate of market development and acceptance of the interconnect technology in the industry within which we are concentrating our business activities;

     - the limited revenues and significant operating losses generated to date;

     - the possibility of significant ongoing capital requirements and our ability to secure financing as and when necessary;

     - our ability to compete successfully with the other providers of interconnect technologies or other lines of business that we may enter into;

     - our ability to retain the services of our key management, and to attract new members of the management team; and

     - our ability to obtain and retain appropriate patent, copyright and trademark protection of our intellectual properties and any of our products.

     You should only rely on the information contained in this prospectus. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                               PROSPECTUS SUMMARY

     The following summary highlights certain information contained throughout this prospectus. It is not complete and may not contain all of the information that you should consider before investing in the securities offered by this prospectus. To understand this offering fully, you should read this entire prospectus carefully, including the risk factors. Before you make your investment decision, you should also carefully read our attached annual report on Form 10-KSB for our fiscal year ended June 30, 2004 and our quarterly report on Form 10-QSB for the fiscal quarter ended September 30, 2004.

THE COMPANY

     We were incorporated on June 22, 1996 as a Nevada corporation. Our corporate offices are located at 370 - 17th Street, Suite 3640, Denver, Colorado 80202, and our telephone number is (303) 592-1010. We maintain a website at www.nanopierce.com.
------------------

     On February 26, 1998, we acquired the intellectual property rights related to our patented Particle Interconnect Technology (the "particle technology") from Particle Interconnect Corporation, a Colorado corporation, a wholly-owned subsidiary of Intercell Corporation (now known as Intercell International Corporation), a Nevada corporation that was our affiliate at the time of the acquisition. We acquired the particle technology to pursue a more focused, strategic application and development of the particle technology. We have designated and are commercializing our particle technology as NCSTM. Since our acquisition of the particle technology, we have focused on providing the electronics industry with possible solutions to their "connection" problems.

     On October 1, 2004, we signed a letter agreement (the "letter agreement") with Xact Resources International, Inc. to provide for the development of a joint venture between the company and Xact Resources International. The purpose of the joint venture would be to produce, market and sell YBG-2000, a biotech yeast beta glucan product which has been developed by Xact Resources. Our participation in the joint venture depends on our ability to contribute cash in the amount of $1.5 million and we cannot assure you that we will be successful in raising the necessary capital. Pursuant to the letter agreement we have advanced $150,000 to Xact Resources. See "THE COMPANY."

THE OFFERING

     This offering includes 82,600,000 shares of our common stock, including:

          -    20,000,000 shares outstanding as of the date of this prospectus

          - 62,600,000 shares issuable upon the exercise of warrants owned by the stockholders identified later in this prospectus

USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares of our common stock offered by this prospectus. See "USE OF PROCEEDS" for more information.

RISK FACTORS

     Your investment in our common stock offered by this prospectus involves a high degree of risk. See "RISK FACTORS" beginning on page 5.

SUMMARY CONSOLIDATED FINANCIAL DATA

     The summary consolidated financial data shown below as of and for the three months ended September 30, 2004 and 2003, have been derived from the unaudited financial statements appearing in our quarterly report on Form 10-QSB for the quarter ended September 30, 2004, which is incorporated by reference into and accompanying this prospectus. The summary consolidated financial data shown below for fiscal years ended June 30, 2004 and 2003 have been derived from, and should be read in conjunction with, the consolidated financial statements, related notes, and "MANAGEMENT'S DISCUSSION AND ANALYSIS" appearing in our annual report on Form 10-KSB for the year ended June 30, 2004, which is incorporated by reference into and accompanying this prospectus.

                                            THREE MONTHS ENDED        YEAR ENDED JUNE 30,
                                               SEPTEMBER 30,
                                        -------------------------  ------------------------
                                            2004         2003         2004         2003
                                        ------------  -----------  -----------  -----------

Revenues . . . . . . . . . . . . . . .  $         -       25,051       34,258       37,017
                                        ------------  -----------  -----------  -----------
Operating expenses:
  General and administrative . . . . .      213,843      414,075    1,312,519    2,414,077
  Research and development . . . . . .            -       46,655       41,849      316,403
  Selling and marketing. . . . . . . .            -       24,180       37,033      238,817
  Impairment of intellectual property
  and equipment (Note 1) . . . . . . .            -            -      608,061      210,000
                                        ------------  -----------  -----------  -----------
                                            213,843      484,910    1,999,462    3,179,297
                                        ------------  -----------  -----------  -----------
Loss from operations . . . . . . . . .     (213,843)    (459,859)  (1,965,204)  (3,142,280)
                                        ------------  -----------  -----------  -----------

Other income (expense):
  Other income                               10,186            -            -            -
  Interest income. . . . . . . . . . .        1,936        3,418        2,550        7,251
  Extinguishment of liabilities
    (Note 7) . . . . . . . . . . . . .            -            -       52,500            -
  Equity (loss) income of affiliates
    (Note 6) . . . . . . . . . . . . .       (4,905)       3,794      (99,922)           -
  Interest expense . . . . . . . . . .            -         (297)      (2,889)         (38)
                                        ------------  -----------  -----------  -----------
                                              7,217        6,915      (47,761)       7,213
                                        ------------  -----------  -----------  -----------

Loss from continuing operations. . . .     (206,626)    (452,944)  (2,012,965)  (3,135,067)
                                        ------------  -----------  -----------  -----------

Discontinued operations,
income (loss) from
operations of subsidiary (Note 2 (for
quarters ended 9/30) (Note 3 for year
ended 6/30/04) . . . . . . . . . . . .            -       (1,920)     454,882     (882,718)
                                        ------------  -----------  -----------  -----------

Net loss . . . . . . . . . . . . . . .  $  (206,626)    (454,864)  (1,558,083)  (4,017,785)
                                        ============  ===========  ===========  ===========

Basic and diluted loss per share:
  Loss from continuing operations       $         *        (0.01)       (0.03)       (0.05)
  Income (loss) from discontinued
  operations                                      -            -         0.01        (0.02)
                                        ------------  -----------  -----------  -----------

Net loss per share, basic and diluted.  $         *        (0.01)       (0.02)       (0.07)
                                        ============  ===========  ===========  ===========

Weighted average number of
  common shares outstanding. . . . . .   90,059,033   62,404,043   75,116,717   61,647,688
                                        ============  ===========  ===========  ===========

__________
*    Less than ($0.01) per share.

With respect to the note references in this table relating to the summary consolidated financial data for the three months ended September 30, 2004 and 2003, see the respective notes to the consolidated financial statements in our quarterly report on Form 10-QSB for the fiscal quarter ended September 30, 2004, incorporated by reference into and accompanying this prospectus. With respect to the note references in this table relating to the summary consolidated financial data for the years ended June 30, 2004 and 2003, see the respective notes to the consolidated financial statements in our annual report on Form 10-KSB for our fiscal year ended June 30, 2004, incorporated by reference into and accompanying this prospectus.

                                  RISK FACTORS

     When deciding whether or not to purchase our common stock offered by this prospectus, you should carefully consider the risks described below.

WE MAY NOT BE ABLE TO COMPLETE THE CONTEMPLATED JOINT VENTURE WITH XACT RESOURCES INTERNATIONAL

     On October 1, 2004 we entered into a letter agreement to form a joint venture with Xact Resources International described under "THE COMPANY." The forming of the joint venture is contingent upon our ability to make a $1.5 million investment in the joint venture in order to retain a 50% equity interest in the joint venture. If we cannot secure the additional $1.5 million in financing we will not be able to participate in the contemplated joint venture. Pursuant to the letter agreement, we have advanced Xact Resources $150,000.

WE HAVE A HISTORY OF LOSSES

     Developing our particle technology and products has been and we expect will continue to be expensive. We recently have incurred increased operating expenses without a corresponding increase in revenues. We reported a net loss of $1,558,083, $4,017,785 and $4,729,072 for our fiscal years ended June 30,
2004, 2003 and 2002, respectively and a net loss of $206,626 for the three-month period ended September 30, 2004. In addition, we decreased the value of our intellectual property on our financial statements by $608,061 and $210,000 for our fiscal years ended June 30, 2004 and 2003, respectively.

WE MAY NOT BE ABLE TO CONTINUE AS A GOING CONCERN

     Our independent auditors' report on our financial statements as of June 30, 2004 includes an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. As a result of this going concern modification in our auditors' report on our consolidated financial statements, we may have a difficult time obtaining significant additional financing. If we are unable to secure significant additional financing, we may be obligated to seek protection under the bankruptcy laws and our shareholders may lose their investment.

WE DO NOT EXPECT TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE

     We have never paid cash dividends on our common stock. We do not expect to pay cash dividends on our common stock at any time in the foreseeable future. The future payment of dividends directly depends upon our future earnings, capital requirements, financial requirements and other factors that our board of directors will consider. Since we do not anticipate paying cash dividends on our common stock, return on your investment, if any, will depend solely on an increase, if any, in the market value of our common stock.

THIS OFFERING AND THE SALE OF SECURITIES BY CURRENT STOCKHOLDERS COULD CAUSE DILUTION OF EXISTING HOLDERS OF OUR COMMON STOCK BY DECREASING THE PRICE OF OUR COMMON STOCK

     The market price of our common stock could be adversely affected by sales of substantial amounts of common stock in the public market after this offering, by the perception that those types of sales could occur or by the fact or perception of events which would have a dilutive effect on the market for our common stock. As of December 13 2004, we had 91,259,033 shares of our common stock outstanding, including shares of our common stock issued as described under "THE COMPANY." If all of our outstanding options and warrants were exercised and all of our reserved shares of common stock were issued, we could have up to 179,360,030 shares of common stock outstanding. Future transactions with other investors could further depress the price of our common stock because of additional dilution. See "DESCRIPTION OF COMMON STOCK."

OUR ARTICLES OF INCORPORATION MAY LIMIT OUR ABILITY TO SELL ADDITIONAL SHARES OF OUR COMMON STOCK IN THE FUTURE

     We are authorized to issue up to 200,000,000 shares of our common stock. Overall, we would have a total of 179,360,030 shares of common stock issued and outstanding if all of our outstanding warrants and options were exercised and all of our reserved shares of common stock were issued. Unless we amend our articles of incorporation, our ability to issue additional shares of our common stock or securities convertible into our common stock is limited.

COMMON STOCK PRICE COULD BE EFFECTED BY THE ABILITY OF HOLDERS OF OUR COMMON STOCK TO SELL THEIR STOCK

     The market price of our common stock will be influenced by the ability of common stockholders to sell their stock. As of December 13, 2004, approximately 57,401,305 shares of our common stock were freely transferable and constitute the "float" in the public market for our common stock. If all of our outstanding options and warrants were exercised and all of our reserved shares were issued, the "float" for our common stock could increase to a total of 138,263,949 shares. As of December 13, 2004, approximately 33,851,728 shares of our common stock were "restricted" or "control" securities within the meaning of Rule 144 under the Securities Act of 1933. These restricted securities cannot be sold unless they are registered under the Securities Act of 1933, or unless an exemption from registration is otherwise available, including the exemption that is contained in Rule 144. If all of our outstanding options and warrants were exercised and all of our reserved shares were issued, the number of "restricted" or "control" shares of our common stock could increase to a total of 41,096,081 shares.

WE COULD ISSUE PREFERRED STOCK THAT COULD ADVERSELY EFFECT THE RIGHTS OF OUR COMMON STOCKHOLDERS

     We are authorized to issue up to 5,000,000 shares of our preferred stock, $.0001 par value per share. Our articles of incorporation gives our board of directors the authority to issue preferred stock without approval of our common stockholders. We may issue preferred stock to finance our operations. We may authorize the issuance of our preferred stock in one or more series. In addition, we may set several of the terms of the preferred stock, including:

     -     dividend and liquidation preferences,

     -     voting rights,

     -     conversion privileges,

     -     redemption terms, and

     -     other privileges and rights of the shares of each authorized series.

     The issuance of large blocks of preferred stock could have a dilutive effect on our existing shareholders and it can negatively impact our existing stockholders' liquidation preferences. In addition, while we include preferred stock in our capitalization to improve our financial flexibility, we could possibly issue our preferred stock to third parties as a method of discouraging, delaying or preventing a change in control in our present management.

THE RESALE OF OUR COMMON STOCK BY YOU MAY BE LIMITED BECAUSE OF ITS LOW PRICE WHICH COULD MAKE IT MORE DIFFICULT FOR BROKER/DEALERS TO SELL OUR COMMON STOCK

     The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Regulations enacted by the SEC generally define a penny stock as an equity security that has a market price of less than $5.00 per share, subject to some exceptions. Unless an exception applies, a disclosure schedule explaining the penny stock market and the risks associated with investing in penny stocks must be delivered before any transaction in penny stock can occur.

     Our common stock is not a reported security and is currently subject to the Securities and Exchange Commission's "penny stock" rules and it is anticipated that trading in our common stock will continue to be subject to the penny stock rules for the foreseeable future.

     Until such time as our common stock meets an exception to the penny stock regulations cited above, trading in our securities is covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend penny stocks to persons that are not established customers or accredited investors must make a special determination in writing for the purchaser that the investment is suitable, and must also obtain the purchaser's written agreement to a transaction before the sale.

     The regulations could limit the ability of broker/dealers to sell our securities and thus the ability of purchasers of our securities to sell their securities in the secondary market for so long as our common stock has a market price of less than $5.00 per share.

OUR REVENUES DEPEND ON OUR ABILITY TO LICENSE COMPANIES TO APPLY OUR PARTICLE TECHNOLOGY TO PRODUCTS THAT THEY BRING TO THE MARKETPLACE WHICH WE HAVE BEEN UNABLE TO ACCOMPLISH TO DATE

     We do not anticipate generating significant revenues until we are able to license companies to apply our particle technology to products that are brought to the marketplace. To date, we have not successfully licensed companies to apply our particle technology to products that are brought to the marketplace. Even if we are successful and products utilizing our particle technology are brought to the marketplace, we may still not generate enough revenue to offset our operating costs.

     We do not have licensing relationships with manufacturers to develop and market products using our particle technology in place, and if we are unable to secure these agreements, we believe that we may not become profitable in the future.

     We believe that our long-term profitability and growth depends on entering into licensing or joint venture relationships with various manufacturers to develop and market products using the particle technology. We have not entered into any formal agreements to date, and even if we do enter into agreements in the future, we cannot assure you that the agreements will be profitable.

CONSUMERS MAY USE ALTERNATIVE TECHNOLOGIES UNLESS WE ESTABLISH A MARKET PRESENCE WITH OUR PARTICLE TECHNOLOGY

     The interconnect market is subject to rapid technology changes. New products are introduced, old products are enhanced and others become obsolete. The entire interconnect market may be replaced by a newer form of technology.
To be competitive, we believe that we must develop, market and sell our products on a timely and cost-effective basis and respond to the ever changing requirements and demands of our customers, which in turn depends in part on our capability to upgrade our products and quality control procedures and to adapt to technological changes and advances in the electronics industry.

     We cannot assure that we will be successful in selecting, developing, and marketing new technologies or that compatibility issues with an evolving generation of electronic components and manufacturing equipment and errors or flaws in the new technologies will not prevent or delay market acceptance. Any further delay in bringing our particle technology to the marketplace could cause prospective customers to use alternative technologies and could result in our inability to generate sufficient revenues to cover our operating costs.

WE MAY BE UNABLE TO SUCCESSFULLY COMPETE IN THE MARKETPLACE

     The interconnect market is highly competitive. Our success will depend in part on how quickly competitors can design and develop competing products and technologies. We will compete with suppliers of other interconnect technologies including Alien Technologies, Inc., Interconnect Technologies and major electronic technology manufacturing leaders including Philips, Siemens, Infineon and IBM. We are disadvantaged competing against these competitors in several different areas, including:

     -     financial resources;

     -     technological resources;

     -     manufacturing capabilities;

     -     diversity of revenue sources and business opportunities;

     -     personnel and human resources; and

     -     research and development capabilities.

     Our larger competitors have long term advantages over us in research and new product development and have a greater ability to withstand periodic downturns in the interconnect market because they have diverse product lines that can provide revenue even when there is a downturn in the interconnect market.

WE CANNOT GUARANTEE THE QUALITY, PERFORMANCE OR RELIABILITY OF OUR PRODUCTS

     We have no prior experience in taking technology to the manufacturing or production stage. We plan to have licensees or co-joint venturers manufacture products using the particle technology. We expect that the customers of these products will demand quality, performance and reliability. We cannot assure you that our future licensees or co-joint venturers will be able to meet the quality control standards that may be established by equipment manufacturers and other customers of products utilizing the particle technology.

THERE MAY BE INSUFFICIENT DEMAND FOR OUR PARTICLE TECHNOLOGY

     We must convince our potential customers that the particle technology is technologically sound and can be manufactured efficiently and cost-effectively before connector manufacturers and electronic equipment manufacturers will be willing to use our technology. To create this consumer demand, we have to successfully market and sell our technology. Even after these efforts, our particle technology may not be viewed by consumers as an improvement over existing technologies and may not achieve commercial acceptance.

WE MAY BE UNABLE TO MEET OUR ONGOING NEEDS FOR ADDITIONAL CAPITAL

     We cannot accurately predict how much funding we will need to implement our strategic business plan or to continue operations. Our future capital requirements, the likelihood that we can obtain money and the terms of any financing will be influenced by many different factors, including:

     -     our revenues,

     -     the status of competing products in the marketplace,

     -     our performance in the marketplace,

     -     our overall financial condition,

     -     our business prospects,

     - the perception of our growth potential by the public, including potential lenders,

     - our ability to enter into joint venture or licensing relationships to achieve a market presence and

     - our progress in developing, marketing and selling the particle technology.

     If we cannot obtain adequate financing or if the terms on which we are able to acquire financing are unfavorable, our business and financial condition could be negatively affected. We may have to delay, scale back or eliminate some or all of our development and marketing programs, if any. We may also have to go to third parties to seek financing, and in exchange, we may have to give up rights to some of our technologies, patents, patent applications, potential products or other assets.

WE MAY BE UNABLE TO HIRE AND RETAIN KEY PERSONNEL

     Our future success depends on our ability to attract qualified technical personnel capable of working with our technology. We may be unable to attract these necessary personnel. If we fail to attract or retain skilled employees, or if a key employee fails to perform in his or her current position, we may be unable to bring our particle technology to the marketplace and to generate sufficient revenues to offset our operating costs.

WE MAY BE UNABLE TO OBTAIN AND RETAIN APPROPRIATE PATENT, COPYRIGHT AND TRADEMARK PROTECTION OF OUR PRODUCTS

     We protect our intellectual property rights through patents, trademarks, trade names, trade secrets and a variety of other measures. However, these measures may be inadequate to protect our intellectual property or other proprietary information.

     - TRADE SECRETS MAY BECOME KNOWN BY THIRD PARTIES. Our trade secrets or proprietary technology may become known or be independently developed by competitors.

     - RIGHTS TO PATENTS AND TRADE SECRETS MAY BE INVALIDATED. Disputes may arise with third parties over the ownership of our intellectual property rights. Our patents may be invalidated, circumvented or challenged, and the rights granted under those patents that provide us with a competitive advantage may be nullified.

     - PROBLEMS WITH FUTURE PATENT APPLICATIONS. Our pending or future patent applications may not be approved, or the scope of the granted patent may be less than the coverage sought.

     - INFRINGEMENT CLAIMS BY THIRD PARTIES. Infringement, invalidity, right to use or ownership claims by third parties or claims for indemnification may be asserted by third parties in the future. If any claims or actions are asserted against us, we can attempt to obtain a license for that third party's intellectual property rights. However, the third party may not provide a license under reasonable terms, or may not provide us with a license at all.

     - THIRD PARTIES MAY DEVELOP SIMILAR PRODUCTS. Competitors may develop similar products, duplicate our products or may design around the patents that are owned by us.

     - LAWS IN OTHER COUNTRIES MAY INSUFFICIENTLY PROTECT INTELLECTUAL PROPERTY RIGHTS ABROAD. Foreign intellectual property laws may not adequately protect our intellectual property rights abroad. Our failure to protect these rights could adversely affect our business and financial condition.

     - LITIGATION MAY BE REQUIRED TO PROTECT INTELLECTUAL PROPERTY RIGHTS. Litigation may be necessary to protect our intellectual property rights and trade secrets, to determine the validity of and scope of the rights of third parties or to defend against claims of infringement or invalidity by third parties. This litigation could be expensive, would divert resources and management's time from our sales and marketing efforts, and could have a materially adverse effect on our business, financial condition and results of operations and on our ability to enter into joint ventures or partnerships with others.

LICENSE RIGHTS TO PARTICLE TECHNOLOGY MAY LIMIT OUR ABILITY TO COMPETE

     Before we acquired the patents, patent applications and licenses from the original owners of the particle technology, the inventor of the particle technology granted five companies exclusive and non-exclusive licenses to use the patents and patent applications relating to the particle technology. At this time, only two of the original five licensees are using our technology and none of these licenses relate to either smart card or smart label technology. A non-exclusive, two year license was also granted to the inventor of the particle technology in October 2002 in connection with the settlement of certain litigation with the inventor. These licenses restrict us as follows:

     - EXCLUSIVE LICENSES PREVENT US FROM COMPETING AGAINST THE EXCLUSIVE LICENSES. We cannot compete in the fields in which exclusive licenses have been granted. An exclusive license was granted in the field of sockets for use in the automated handling and testing of integrated circuits, a type of semiconductor in which a number of transistors and other elements are combined to form a more complicated circuit.

     - NON-EXCLUSIVE LICENSES ALLOW LICENSEES TO COMPETE AGAINST US IN CERTAIN AREAS. The licensees with non-exclusive licenses can compete directly with us or our other future licensees. Non-exclusive licenses have been granted to use the particle technology for electrically conductive components, laminate-based and metal-based products and semiconductor products. If the present licensees decide to compete with us or our future licensees, this competition could adversely affect our business.

                                   THE COMPANY

GENERAL

     We were incorporated on June 22, 1996 as a Nevada corporation. Our corporate offices are located at 370 - 17th Street, Suite 3640, Denver, Colorado 80202, and our telephone number is (303) 592-1010. We maintain a website at www.nanopierce.com, which is not incorporated into and is not a part of this
------------------
prospectus. This prospectus is accompanied by a copy of our annual report on Form 10-KSB for our fiscal year ended June 30, 2004 and our quarterly report on Form 10-QSB for the fiscal quarter ended September 30, 2004.

     On February 26, 1998, we acquired the intellectual property rights related to our patented Particle Interconnect Technology (the "particle technology") from Particle Interconnect Corporation, a Colorado corporation, a wholly-owned subsidiary of Intercell Corporation (now known as Intercell International Corporation), a Nevada corporation that was once our affiliate as a result of the acquisition. We acquired the particle technology to pursue a more focused, strategic application and development of the particle technology.

     We have designated and are commercializing our particle technology as the Nanopierce Connection System ("NCSTM "). NCSTM is an alternative method of providing temporary or permanent electrical connections between different flexible, rigid, metallic and non-metallic surfaces. Through the use of our particle technology, we can also attach semi-conductors directly to various surfaces. We have trademarked this process as WaferPierce.(TM)

     On January 12, 2004, we entered into a placement agent agreement with Charleston Capital Corp. (now known as Clayton Dunning & Company, Inc.) in connection with a proposed sale of our securities to a number of "accredited investors" (as defined in the Securities Act of 1933, as amended), in a private placement transaction exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated under the Securities Act of 1933.

CURRENT DEVELOPMENTS

     We do not currently plan to manufacture or develop products that utilize our particle technology and we have no prior experience in taking technology to the manufacturing or production stage. We expect to generate revenue by licensing companies to apply our particle technology to products that are brought to the marketplace by those licensees or by entering into joint ventures with companies that manufacture products using the particle technology. To date, we have not successfully licensed companies to manufacture, develop and market products using our particle technology, and we do not currently have licensing relationships in place.

     On October 1, 2004, we signed a letter agreement with Xact Resources International, Inc. The letter agreement provides for the development of a joint venture between us and Xact Resources. The purpose of the joint venture would be to produce, market and sell YBG-2000, a biotech yeast beta glucan
product which has been developed by Xact Resources.   YBG-2000 is a natural beta
glucan immune system feed supplement refined from bakers yeast. It is used to replace antibiotic fast growth additives which are currently used by producers of feeds for the livestock, poultry and shrimp industries. At this time, we have not formally entered into the joint venture. Our participation in the joint venture depends on our ability to contribute cash in the amount of $1.5 million and we cannot assure you that we will be successful in raising the necessary capital. Pursuant the letter agreement, we have advanced $150,000 to
Xact Resources to date.   See "RISK FACTORS."

     During the fiscal year ended June 30, 2004, we minimized our operations to conserve funds. After the completion of the financing described below under "PLAN OF DISTRIBUTION-Private Placement," we revised our business strategy and intend to use the funds received or to be received from such sale to support minimal operations while we investigate potential acquisition targets. In addition, we dissolved a wholly-owned subsidiary (NanoPierce Card), terminated operations of a wholly-owned subsidiary (NanoPierce Connection), sold a majority interest in a subsidiary (ExypnoTech), entered into a joint venture (Scimaxx Solutions) and formed a new wholly-owned subsidiary (ExypnoTech, LLC), each as described below.

     1. NANOPIERCE CARD TECHNOLOGIES, GMBH. "NanoPierce Card" was established in January 2000 and was located in Hohenbrunn, Germany. NanoPierce Card was responsible for the marketing of our technology, services and products on an international basis. On April 1, 2003, NanoPierce Card filed for insolvency with the Courts of Munich, Germany. The insolvency was necessary in order to comply with specific German legal requirements. In conjunction, with the insolvency filing, management decided in April 2003 to discontinue operations at NanoPierce Card and to liquidate NanoPierce Card, through a self-liquidation.
We completed the plan of self-liquidation and the German court legally dissolved NanoPierce Card on June 8, 2004.

     2. NANOPIERCE CONNECTION SYSTEMS, INC. "Nanopierce Connection," a Nevada corporation, was located in Colorado Springs, Colorado, USA. Beginning business in January 2002, NanoPierce Connection was the center for research and development activities. In September 2003, we entered into a joint venture with Scimaxx, LLC in order to further the marketing of the services previously offered by NanoPierce Connection. In return for a 50% ownership interest in the newly created joint venture (Scimaxx Solutions described below), we contributed a license to utilize its technology and the facilities and equipment of NanoPierce Connections. We have no ongoing responsibilities to make any cash contributions to the joint venture.

     3. EXYPNOTECH, GMBH. "Exypnotech" was organized in February 2002. ExypnoTech produces inlay components used in the manufacturing of, among other things, smart labels (often referred to as radio frequency identification tags or "RFID"). ExypnoTech, in addition to the inlay components, plans to manufacture and sell other types of RFID components. In December 2003 ExypnoTech sold a controlling 51% interest in ExypnoTech to TagStar Systems, GmbH for $98,000 in cash. As a result of this sale, we do not have a controlling interest in ExypnoTech and we are only entitled to 49% of the net income, if any, generated by ExypnoTech. ExypnoTech, if able, will pay dividends on an annual basis. We are entitled to 49% of the dividends, if any, paid as a result of any future profits of ExypnoTech. The sale of the controlling interest in ExypnoTech decreased our revenues from ExypnoTech.

     4. SCHIMAXX SOLUTIONS, LLC. On September 15, 2003, we entered into a joint venture with Scimaxx, LLC (Dr. Neuhaus, one of our directors is a part owner of Scimaxx, LLC). The purpose of the joint venture is to provide the electronics industry with technical solutions to manufacturing problems based on the need for electrical connectivity. We received a 50% interest in the joint venture ("Schimaxx Solutions") in exchange for a contribution of the equipment owned by NanoPierce Connection. We also granted Scimaxx Solutions a ten-year, non-exclusive, non-royalty bearing worldwide license to use our intellectual property. Scimaxx, LLC is to invest $50,000 cash, of which $22,900 has been received as of September 30, 2004. The terms of the joint venture provide for us to share in 50% of joint venture net profits, if any. We are to share in 50% of joint venture net losses beyond the first $50,000. We have a 49% voting interest in the joint venture.

     5. EXPNOTECH, LLC. On June 18, 2004, we organized ExypnoTech, LLC as a wholly-owned subsidiary to market, primarily in the United States of America, the RFID components manufactured by ExypnoTech, GmbH.

     We recognized $34,258 of revenues from continuing operations during the fiscal year ended June 30, 2004 compared to $37,017 in the fiscal year ended June 30, 2003. Revenues recognized by discontinued operations were $0 during the fiscal year ended June 30, 2004 and $128,947 for the fiscal year ended June 30, 2003. The revenue generated from continuing operations was from the sale of inlays by ExypnoTech, $28,449 through December 2003, and $5,809 through services provided by us. The results of our operations are described in more detail in our annual report on Form 10-KSB for our fiscal year ended June 30, 2004, which accompanies this prospectus.

                                 USE OF PROCEEDS

     The shares of our common stock offered by this prospectus are being registered for the account of the selling stockholders named in this prospectus. Therefore, any proceeds from the sale of our common stock will be received by the related selling stockholders for their own account, and we will not receive any proceeds from the sale of our common stock offered by this prospectus.

     With respect to the shares of our common stock offered by this prospectus, we previously received $2,000,000 from the sale of units described in "THE COMPANY." We used a portion of the proceeds from the sale of the units to pay in full several outstanding promissory notes, the interest rates, principal amounts and maturity dates of which are set forth in the following table.

                                   INTEREST RATE   PRINCIPAL
          LENDER                    (PER ANNUM)      AMOUNT    MATURITY DATE

     Intercell International             7%        $   35,000  September 2004
     Corporation

     Intercell International             7%        $  100,000   November 2004
     Corporation

     Paul H. Metzinger,                  7%        $   10,000   December 2003
     (President, Chief Executive
     Officer and director)

     Paul H. Metzinger,                  7%        $   30,000  September 2004
     (President, Chief Executive
     Officer and director)

The remainder of the proceeds from the sale of the units were used for general working capital purposes. Assuming that all of the warrants that we issued to the selling stockholders described in "THE COMPANY" were exercised, we expect to receive an additional $8,455,000, substantially all of which we expect to use for general working capital purposes, including strategic acquisitions of technology or other businesses. However, no assurance can be given that any of these warrants will be exercised. We will incur all of the costs associated with the registration of the shares of our common stock offered by this prospectus other than underwriting discounts and selling commissions, if any. See "PLAN OF DISTRIBUTION."

                         DETERMINATION OF OFFERING PRICE

     The selling stockholders may sell all or a portion of their shares of our stock in the over-the-counter market at prices prevailing at the time of sale, or related to the market price at the time of sale, or at other negotiated prices. See "PLAN OF DISTRIBUTION."

                              SELLING STOCKHOLDERS

BACKGROUND

     We are registering the shares of our common stock offered for resale by this prospectus in order to satisfy our obligations to the selling stockholders
named below under "-Selling Stockholders Table."   In January of 2004, we sold
20,000,000 units for a total of $2,000,000 to the first ten selling stockholders named below under "-Selling Stockholders Table" (all of whom are accredited investors) in a private placement transaction exempt from registration under
Section 4(2) of the Securities Act of 1933 and Regulation D promulgated under the Securities Act of 1933. Each unit consists of:

          -    one share of our common stock;

          - a warrant to purchase one share of our common stock at an exercise price of $0.10 per share (the "$0.10 investor warrants"); and

          - a warrant to purchase two shares of our common stock at an exercise price of $0.25 per share (the "$0.25 investor warrants").

     On November 16, 2004, we voluntarily reduced the exercise price of the $0.25 investor warrants to $0.15 per share (the "$0.15 investor warrants"). These warrants will expire on January 20, 2009 unless exercised earlier.

     Pursuant to the securities purchase agreement between us and the first ten selling stockholders named below under "-Selling Stockholders Table," we are obligated to register under the Securities Act of 1933, all the shares of our common stock purchased by each of these selling stockholders, as well as the shares of our common stock that will be held by each of these stockholders assuming these stockholders exercise all of the $0.10 investor warrants and $0.15 investor warrants. We are obligated to keep the registration statement of which this prospectus forms a part effective until the earliest of the date on which the warrants have all been exercised and January 20, 2009.

     We are registering the remaining shares of our common stock for Clayton Dunning & Company, Inc. (f/k/a Charleston Capital Corp.), Chris Messalas, Jason Lyons and GRQ Consultants, Inc. as a result of so-called "piggy-back" registration rights, which means that, because we are required by the securities purchase agreement to file the registration statement of which this prospectus forms a part, holders of "piggy-back" registration rights must also be given the opportunity to have their shares of our common stock registered in the registration statement of which this prospectus forms a part.

SELLING STOCKHOLDERS TABLE

     The shares of our common stock offered by this prospectus are being sold for the account of the selling stockholders identified in the following table. Except for the private placement transaction described in the previous section and under "PLAN OF DISTRIBUTION," for the last three years, none of the selling stockholders have held any position, office or have other material relationship with us, our predecessors or our affiliates. The information in the following table and footnotes is based solely on information furnished to us by the selling stockholders on or prior to the date of this prospectus. However, any or all of the common stock listed below may be offered for sale with this prospectus by the selling stockholders from time to time. Accordingly, no estimate can be given as to the amount of our common stock that will be held by the selling stockholders upon consummation of any sales. In addition, the selling stockholders listed in the table below may have acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their securities since the date this information was last provided to us. The information in the following table for each selling stockholder includes:

          (a) the name and address of the selling stockholder,

          (b) the number of shares of our common stock currently beneficially owned by the selling stockholder and the percentage that those shares of our common stock represent of all of our outstanding common stock as of December 13, 2004 (on a fully-diluted basis),

          (c) the number of shares of our common stock offered by the selling stockholder, and

          (d) the amount and, if 1% or more, the percentage of shares of our common stock that will be beneficially owned by the selling stockholder after completion of the offering, assuming the sale of all of the shares of our common stock as shown in (d) above.

Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Each selling stockholder that is a broker-dealer or is affiliated with a broker-dealer, including Clayton Dunning & Company, Inc. (f/k/a Charleston Capital Corp.), Jason Lyons, Chris Messalas and related persons (a) has represented to us that it purchased the securities to be resold pursuant to this prospectus in the ordinary course of business and, at the time of the purchase of such securities, had no agreements or understandings, directly or indirectly, with any person to distribute such securities; and (b) may not sell, transfer, assign, pledge or hypothecate or otherwise dispose of any of the shares of common stock listed below for a period of 180 days immediately following the later of the effective date of the registration statement of which this prospectus forms a part and the date of the first sale of shares of our common stock pursuant to this prospectus in accordance with Rule 2710(g) of the conduct rules of the National Association of Securities Dealers, Inc. The names of the selling stockholders and the number of shares of common stock subject to the 180-day restriction described in the previous sentence are set forth below under "PLAN OF DISTRIBUTION-Selling Stockholders." The selling stockholders and any brokers, dealers, agents or underwriters that participate in the distribution of the common stock may be, and Clayton Dunning & Company, Inc. (f/k/a Charleston Capital Corp.) will be, deemed to be "underwriters" within the meaning of the Securities Act of 1933.

         (a)                                    (b)                   (c)              (d)
                                         AMOUNT OF COMMON                           AMOUNT OF
                                        STOCK/PERCENTAGE OF                       COMMON STOCK
NAME AND ADDRESS OF                      OUR COMMON STOCK      AMOUNT OF COMMON    OWNED AFTER
SELLING STOCKHOLDER                    OWNED BEFORE OFFERING     STOCK OFFERED     OFFERING(1)
M/S Family Foundation(2)
242 4th Street                        1,500,000(3a) / 0.80%        1,500,000(3a)              0
Lakewood, NJ 08701
Platinum Partners Value Arbitrage
Fund LP(4)
152 West 57th Street                  21,000,000(3a) / 11.71%     21,000,000(3a)              0
New York, NY 10019
Peekskill, LLC(5)
152 West 57th Street                     9,000,000(3a) /5.02%      9,000,000(3a)              0
New York, NY 10019
Laura Huberfeld Naomi Bodner
Partnership(6)
15 Manor Lane                         3,000,000(3a) / 1.67%        3,000,000(3a)              0
Lawrence, NY 11559
Omega Capital Small Cap Fund, LTD(7)
1243 48th Street                      15,400,000(3b) / 8.59%      15,400,000(3b)              0
Brooklyn, NY 11219
Colbart Birnet LP(8)
10 West 40th Street
22nd Floor                            1,000,000(3c) / 0.56%        1,000,000(3c)              0
New York, NY 10016
Goldstrand Investments(9)
1040 1st Ave., Suite 190              3,400,000(3c) / 1.90%        3,400,000(3c)              0
New York, NY 10022
Marketwise Trading, Inc. (10)
21 Crestview Terrace                  3,000,000(3c) / 1.67%        3,000,000(3c)              0
Monsey, NY 10952
Jules Nordlicht
225 West Beach Street                 3,000,000(3a) / 1.67%        3,000,000(3a)              0
Long Beach, NY 11561
Ellis International (11)
27 Old Gloncester Street              3,000,000(3a)  / 1.67%       3,000,000(3a)              0
London Wein 3xx
Clayton Dunning & Company, Inc. (12)
216 E. 45th Street, Ste. 903              210,000(13) / 0.12%        210,000(13)              0
New York, NY 10017
Jason Lyons(14)
7239 San Salvador Drive               1,000,000(15) / 0.56%        1,000,000(15)              0
Boca Raton, FL 33433
GRQ Consultants, Inc. (16)
3290 NW 53rd Circle                   1,000,000 (17) / 0.56%       1,000,000(17)              0
Boca Raton, Florida 33496
Chris Messalas
20 Carlton Place                          390,000(13) / 0.22%        390,000(13)              0
Staten Island, NY 10301
Arizcan Properties, Ltd. (18)
77 South Adams, Ste. 906              15,700,000(19) / 8.75%      15,700,000(19)              0
Denver, CO 80219


(1) Assumes that all of the shares of our common stock relating to 20,000,000 units that we previously sold to a number of accredited investors as described under "PLAN OF DISTRIBUTION-Private Placement," including those issued upon the exercise of warrants, are sold by the selling stockholders. There is no assurance that the selling stockholders will exercise all or any of their warrants or that they will sell any or all of their shares offered by this prospectus.
(2) Shoshana Englander has voting and dispositive power over the shares of common stock being offered.

(3a) Assumes the exercise of all of the $0.15 investor warrants purchased by the named selling stockholder as part of the 20,000,000 units we sold to a number of accredited investors as described under "PLAN OF DISTRIBUTION-Private Placement." Assumes all the $0.10 investor warrants purchased by the named selling stockholder as part of the 20,000,000 units we sold to a number of accredited investors as described under "PLAN OF DISTRIBUTION-Private Placement" were not exercised by such selling stockholder as a result of the grant of the option to exercise the $0.10 investor warrants by each named selling stockholder to Arizcan Properties, Ltd. See footnote 19 to this table.
(3b) Assumes the exercise of all of the $0.15 investor warrants and 2,200,000 of the $0.10 investor warrants purchased by the named selling stockholder as part of the 20,000,000 units we sold to a number of accredited investors as described under "PLAN OF DISTRIBUTION-Private Placement." Assumes the remaining 2,200,000 $0.10 investor warrants purchased by the named selling stockholder were not exercised by such selling stockholder as a result of the grant of the option to exercise the $0.10 investor warrants by such selling stockholder to Arizcan Properties, Ltd. See footnote 19 to this table.
(3c) Assumes the exercise of all of the $0.10 investor warrants and $0.15 investor warrants purchased by the named selling stockholder as part of the 20,000,000 units we sold to a number of accredited investors as described under "PLAN OF DISTRIBUTION-Private Placement."
(4) Mark Nordlict is the general partner of the listed selling stockholder and has voting and dispositive power over the shares of common stock being offered.
(5) Mark Nordlict is the general partner of the listed selling stockholder and has voting and dispositive power over the shares of common stock being offered.
(6) Laura Huberfeld, partner, has voting and dispositive power over the shares of common stock being offered.
(7) Herman Segal, President, has voting and dispositive power over the shares of common stock being offered.
(8) Ezra Birnbaum is the general partner of the listed selling stockholder and has voting and dispositive power over the shares of common stock being offered. The selling stockholder is the general partner of the owner of Pond Equities, a registered broker-dealer.
(9) Seth Fireman has voting and dispositive power of the shares of common stock being offered.
(10) Rachel L. Gershan, President of the selling stockholder, has voting and dispositive power over the shares of common stock being offered.
(11) Wilhelm Ungar has voting and dispositive power over the shares of common stock being offered.
(12) Robert O. Lau has voting and dispositive power over the shares of common stock being offered. Clayton Dunning & Company, Inc. (f/k/a Charleston Capital Corp.) is a registered broker-dealer.
(13) Assumes that the warrants to purchase 600,000 shares of our common stock issued to Charleston Capital Corp. (now known as Clayton Dunning & Company, Inc.) (390,000 of which were transferred to Chris Messalas, a registered representative of Clayton Dunning & Company, Inc.) were exercised.
(14) Jason Lyons is a registered representative of Sunrise Securities Corp., a registered broker-dealer.
(15) Assumes that the warrants to purchase 1,000,000 shares of our common stock issued to Jason Lyons were exercised.
(16) Barry Honig has sole voting and dispositive power over the shares of common stock being offered.
(17) Assumes that the warrants to purchase 1,000,000 shares of our common stock issued to GRQ Consultants, Inc. were exercised.
(18) Harold D. Mitchell, President of the selling stockholder, has sole voting and dispositive power over the shares of common stock being offered.
(19) As disclosed in footnotes 3(a), 3(b) and 3(c) to this table, the named selling stockholders granted an option to Arizcan Properties, Ltd. to exercise $0.10 investor warrants to purchase 15,700,000 shares of our common stock initially issued as part of the 20,000,000 units that we previously sold to a number of accredited investors as described under "PLAN OF DISTRIBUTION-Private Placement." Assumes the exercise of all $0.10 investor warrants granted to Arizcan Properties, Ltd.

                           DESCRIPTION OF COMMON STOCK

     Our authorized capital stock consists of 200,000,000 shares of common stock, $.0001 par value per share, and 5,000,000 shares of preferred stock, $.0001 par value per share. As of December 13, 2004 we had 91,259,033 shares of common stock and no shares of preferred stock issued and outstanding. We have outstanding warrants and options which, if exercised, would total 76,181,877 shares of common stock. We have also reserved 11,919,120 shares of our common stock in connection with our ongoing litigation with Harvest Court, LLC described in our annual report on Form 10-KSB for the year ended June 30, 2004. Overall, we would have a total of 179,360,030 shares of common stock issued and outstanding if all of our outstanding warrants and options were exercised and all of our reserved shares of common stock were issued.

COMMON STOCK

     Each share of our common stock is entitled to one vote on each matter submitted to a vote of the stockholders and is equal to each other share of our common stock with respect to voting, liquidation and dividend rights. Holders of our common stock are entitled to receive the dividends, if any, as may be declared by our board of directors out of assets legally available therefor and to receive net assets in liquidation after payment of all amounts due to creditors and any liquidation preference due to preferred stockholders. Holders of our common stock have no conversion rights and are not entitled to any preemptive or subscription rights. Our common stock is not subject to redemption or any further calls or assessments. Our common stock does not have cumulative voting rights in the election of directors.

     The transfer agent for our common stock is Corporate Stock Transfer, Inc., 3200 South Cherry Creek Drive, Suite 430, Denver, Colorado 80209.

     DIVIDEND POLICY

     While there currently are no restrictions prohibiting us from paying dividends to our stockholders, we have not paid any cash dividends on our common stock in the past and we do not anticipate paying any dividends in the foreseeable future. Earnings, if any, are expected to be retained to fund our future operations. There can be no assurance that we will pay dividends at any time in the future.

     TRADING OF OUR COMMON STOCK

     Our common stock presently is quoted on the over-the-counter bulletin board maintained by the National Association of Securities Dealers, Inc. under the symbol "NPCT." Our common stock also is traded on the Frankfurt Stock Exchange and on the Hamburg Stock Exchange under the symbol "NPI." The average of the closing bid and asked prices for our common stock was $0.16 per share (rounded to the nearest penny) on December 15, 2004.

                              PLAN OF DISTRIBUTION

PRIVATE PLACEMENT

     On January 12, 2004, we entered into a placement agent agreement with Charleston Capital Corp. (now known as Clayton Dunning & Company, Inc.) in connection with a proposed sale of our securities to a number of "accredited investors" (as defined in the Securities Act of 1933, as amended), in a private placement transaction exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated under the Securities Act of 1933.

     In January of 2004, we sold 20,000,000 units for a total of $2,000,000 to a limited number of accredited investors in a private placement transaction exempt from registration under Section 4(2) of the Securities Act of 1933 and Regulation D promulgated under the Securities Act of 1933. Each unit consists of:

          -    one share of our common stock;

          - a warrant to purchase one share of our common stock at an exercise price of $0.10 per share (the "$0.10 investor warrants"); and

          - a warrant to purchase two shares of our common stock at an exercise price of $0.25 per share (the "$0.25 investor warrants").

On November 16, 2004, we voluntarily reduced the exercise price of the $0.25 investor warrants to $0.15 per share (the "$0.15 investor warrants"). These warrants will expire on January 20, 2009 unless exercised earlier. In connection with the private placement, we compensated Charleston Capital Corp. (now known as Clayton Dunning & Company, Inc.) as follows:

          - a fee equal to 3% of the gross proceeds ($60,000) received by us as a result of the issuance of the units described above;

          - warrants to purchase 600,000 shares of our common stock at an exercise price of $0.10 per share that expire on January 20, 2009, unless exercised earlier;

          - a right of first refusal on any financing that we enter into for a period of one year from the date of the effectiveness of the registration statement of which this prospectus forms a part (which is considered by the National Association of Securities Dealers, Inc. to be an item of "underwriting compensation" valued at 1% of the offering proceeds).

     We were also required to compensate Clayton Dunning & Company 3% of the gross proceeds from exercise of warrants issued as part of the units described above and warrants equal to 3% of number of shares purchased upon exercise of warrants issued as part of the units described above. Clayton Dunning & Company has since waived this warrant solicitation fee and the right to receive the additional warrants.

     We have been advised that Clayton Dunning & Company, Inc. (f/k/a Charleston Capital Corp.) transferred 390,000 of the warrants described above as compensation to Chris Messalas, one of Clayton Dunning & Company's registered representatives.

     Jason Lyons, not affiliated with us, received a fee equal to 4.9999% of the gross proceeds received by us from the sale of the units for introducing us to Charleston Capital Corp. (now known as Clayton Dunning & Company, Inc.) and the purchasers and for consulting work done on our behalf. We also issued to Jason Lyons warrants to purchase 4.9999% of the shares of our common stock issued with the units (1,000,000 shares of our common stock). The warrants have an exercise price of $0.10 per share and expire on January 20, 2009 unless exercised earlier. We are also required to issue to Jason Lyons additional warrants to purchase a total of 4.9999% of the total number of shares issued as a result of the exercise of the $0.10 investor warrants described above. If all of the $0.10 investor warrants are exercised, we will be required to issue to Jason Lyons additional warrants to purchase 1,000,000 shares of our common stock. All of the additional warrants will also have an exercise price of $0.10 per share and expire on January 20, 2009 unless exercised earlier.

     GRQ Consultants, Inc., also unaffiliated with us, received a fee equal to 5% of the gross proceeds received by us from the sale of the units for introducing us to Jason Lyons and for consulting work done on our behalf. We also issued to GRQ Consultants warrants to purchase 5% of the shares of our common stock issued with the units (1,000,000 shares of our common stock). We are also required to issue to GRQ Consultants additional warrants to purchase a total of 5% of the total number of shares issued as a result of the exercise of the $0.10 investor warrants described above. If all of the $0.10 investor warrants are exercised, we will be required to issue to GRQ Consultants additional warrants to purchase 1,000,000 shares of our common stock. All of the additional warrants will also have an exercise price of $0.10 per share and expire on January 20, 2009 unless exercised earlier.

     If all of the $0.10 warrants and $0.15 warrants issued or to be issued in connection with the private placement transaction were exercised, we expect to receive an additional $8,455,000. However, no assurance can be given that any of these warrants will be exercised. We will not receive any proceeds from the sale of our common stock by the selling stockholders.

SELLING STOCKHOLDERS

     Clayton Dunning & Company, Inc. (f/k/a Charleston Capital Corp.) has no arrangements with us to distribute any of the shares offered by this prospectus. The selling stockholders may, from time to time, use this prospectus to sell all or a portion of the shares of our common stock offered by this prospectus.
These sales and transfers of our common stock may be effected from time to time in one or more transactions on the over-the-counter bulletin board, in the over-the-counter market, in negotiated transactions or otherwise, at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at negotiated prices, or without consideration, or by any other legally available means.

     These transfers or sales may occur directly or by or through brokers, dealers, agents or underwriters, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling holders and/or from purchasers of the common stock for whom they may act as agent. Any or all of the shares of common stock may be sold or transferred from time to time by means of:

          - a block trade in which the broker or dealer so engaged will attempt to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

          - purchases by a broker or dealer as principal and resale by that broker or dealer for its account based on this prospectus;

          - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

          -    the writing of options on the common stock;

          - pledges as collateral to secure loans, credit or other financing arrangements and any subsequent foreclosure, if any, under those arrangements;

          -    gifts, donations and contributions; and

          -    any other legally available means.

     To the extent required by the Securities Act of 1933, the number of shares of common stock to be sold or transferred, the purchase price, the name of any agent, broker, dealer or underwriter and any applicable discounts or commissions and any other required information with respect to a particular offer will be shown in an accompanying prospectus supplement or post-effective amendment.

     In the event of the transfer by any selling stockholder of shares of our common stock offered by this prospectus to any pledge, donee or other transferee, we will supplement or amend this prospectus (as required by the Securities Act of 1933) and the registration statement of which this prospectus forms a part in order to have the pledge, donee or other transferee included as a selling stockholder.

     We have agreed to keep this prospectus effective until the earlier of the date on which no warrants that we previously issued or are required to issue to the selling stockholders described above under "SELLING STOCKHOLDERS-Background" to purchase shares of our common stock remain unexercised by the selling stockholders and January 20, 2009.

     If necessary to comply with state securities laws, the common stock will be sold only through registered or licensed brokers or dealers. In addition, the common stock may not be sold unless it has been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     The selling stockholders and any brokers, dealers, agents or underwriters that participate in the distribution of the common stock may be, and Clayton Dunning & Company, Inc. (f/k/a Charleston Capital Corp.) will be, deemed to be "underwriters" within the meaning of the Securities Act of 1933, in which event any discounts, concessions and commissions received by those brokers, dealers, agents or underwriters and any profit on the resale of the common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

     The selling stockholders that are broker-dealers or affiliates of broker-dealers may not sell, transfer, assign, pledge or hypothecate or otherwise dispose of any of the shares of common stock offered by this prospectus for a period of 180 days immediately following the later of the effective date of the registration statement of which this prospectus forms a part and the date of the first sale of shares of our common stock pursuant to this prospectus in accordance with Rule 2710(g) of the conduct rules of the National Association of Securities Dealers, Inc. The names of the selling stockholders and the number of shares of common stock subject to the 180-day restriction described in the previous sentence include the following:

     Name of selling stockholder         Number of shares of our common
                                         stock restricted from sale pursuant to
                                         Rule 2710(g)

     Clayton Dunning & Company, Inc.     210,000
     (f/k/a Charleston Capital Corp.)

     Chris Massalas                      390,000

     Jason Lyons                         1,000,000

     GRQ Consultants, Inc.               1,000,000

     No underwriter, broker, dealer or agent has been engaged by us or, to our knowledge, any of the selling stockholders, in connection with the distribution of the common stock.

     We and the selling stockholders will be subject to the applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are distributors and we, under certain circumstances, may be a distribution participant, under Regulation M.

     The anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 will apply to purchases and sales of shares of our common stock by the selling stockholders, and there are restrictions on market-making activities by persons engaged in the distribution of the shares of our common stock. Under Regulation M, a selling stockholder or its agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while they are distributing shares of our common stock covered by this prospectus. Accordingly, the selling stockholders are not permitted to cover short sales by purchasing shares of our common stock while the distribution is taking place.

     Any common stock covered by this prospectus which also qualify for sale based on Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than based on this prospectus. There is no assurance that the selling stockholders identified in this prospectus will sell any or all of the common stock. The selling stockholders may transfer, devise or gift common stock by other means not described in this prospectus.

     We will pay all of the expenses incident to the registration of the common stock, other than underwriting discounts and selling commissions, if any. The aggregate proceeds to the selling holders from the sale of the common stock will be the purchase price of that common stock less any of these discounts or commissions.

     We have agreed to indemnify the selling stockholders against some of the liabilities under the Securities Act of 1933 arising from this prospectus or the registration statement of which it is a part.

                                     EXPERTS

     Our audited financial statements incorporated into this prospectus by reference have been so incorporated in reliance upon the report of Gelfond Hochstadt Pangburn, P.C., independent registered public accounting firm ("our auditor"), which expresses an unqualified opinion and includes an explanatory paragraph relating to our ability to continue as a going concern, given upon their authority as experts in auditing and accounting.

     With respect to our unaudited financial statements incorporated into this prospectus by reference, our auditor has applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their separate report included in our quarterly report on Form 10-QSB for the fiscal quarter ended September 30, 2004, and incorporated by reference into this prospectus, our auditor did not audit and they do not express an opinion on that interim financial information. Because of the limited nature of the review procedures applied, the degree of reliance on our auditor's report on our interim financial information should be restricted.

     Our auditor is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on our unaudited interim financial information because those reports are not a "report" or a "part" of the registration statement of which this prospectus forms a part prepared or certified by our auditor within the meaning of Section 7 and 11 of the Securities Act of 1933.

                              AVAILABLE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in compliance with this act, file periodic reports and other information with the SEC. These reports and the other information we file with the SEC can be inspected and copied at the public reference room facilities maintained by the SEC in Washington, D.C. at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC's telephone number to obtain information on the operation of the public reference room is (800) SEC-0330. In addition, the SEC maintains a World Wide Web site that contains reports, proxy statements and other information regarding registrants like the company that file electronically with the SEC at the following Internet address: (http://www.sec.gov). The SEC's telephone number is (800) SEC-0330.

     We have filed with the SEC in Washington, D.C. a registration statement on Form S-2 under the Securities Act of 1933 with respect to the shares of our common stock offered by this prospectus.

                             ADDITIONAL INFORMATION

     This prospectus is part of a registration statement on Form S-2 that we have filed with the SEC. This prospectus is only a part of that registration statement, and does contain all of the information that is included in the registration statement, several sections of which are not included at all in this prospectus. The statements contained in this prospectus, including statements as to the contents of any contract or other document, are not necessarily complete. You should refer to the registration statement and to an actual copy of the contract or document filed as an exhibit to the registration statement for more complete information. The registration statement may be obtained from the SEC through one of the methods described above in "AVAILABLE INFORMATION."

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The following documents filed with the SEC are incorporated in this prospectus by reference:

     - Annual Report on Form 10-KSB for our fiscal year ended June 30, 2004 that was filed with the SEC on October 1, 2004;

     - Current Report on Form 8-K that was filed with the SEC on October 5, 2004; and

     - Quarterly Report on Form 10-QSB for the quarter ended September 30, 2004 that was filed with the SEC on November 15, 2004.

Our commission file number is 033-19598-D.

     Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes that statement or to the extent that an amendment to an incorporated document modifies or supersedes the incorporated document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     On request we will provide at no cost to each person, including any beneficial owner, who receives a copy of this prospectus, a copy of any or all of the documents incorporated in this prospectus by reference other than exhibits to these documents. Requests for these copies should be directed to Nanopierce Technologies, Inc., 370 17th Street, Suite 3640, Denver, Colorado 80202, telephone number (303) 592-1010, attention:
Kristi J. Kampmann, email address:  kristi@nanopierce.com.

================================================================================
                        82,600,000 SHARES OF COMMON STOCK










                                   NANOPIERCE
                               TECHNOLOGIES, INC.


                                  COMMON STOCK



                              _____________________

                                   PROSPECTUS
                              _____________________





                                ________ __, 2004




================================================================================

     THE ONLY SOURCES OF INFORMATION GIVEN TO YOU BY US ABOUT YOUR INVESTMENT DECISION ARE THIS PROSPECTUS AND ANY DOCUMENTS REFERRED TO IN THIS PROSPECTUS. WE DID NOT AUTHORIZE ANYONE TO GIVE YOU ANY OTHER INFORMATION ABOUT YOUR INVESTMENT DECISION.

     THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES AND IS NOT MEANT TO INDUCE THE SALE OF SECURITIES IF IT WOULD VIOLATE STATE LAW. IF THE PERSONS WHO ARE TRYING TO OFFER THE SECURITIES FOR SALE, OR THE PERSONS WHO RECEIVE THOSE OFFERS FOR SALE ARE PROHIBITED FROM DOING SO UNDER STATE LAW, THIS PROSPECTUS IS NOT MEANT TO INDUCE SALE OF THE SECURITIES DESCRIBED IN THIS PROSPECTUS.



                                TABLE OF CONTENTS


                                                                           Page
                                                                           ----

FORWARD-LOOKING STATEMENTS  . . . . . . . . . . . . . . . . . . . . . . . .   2

PROSPECTUS SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

RISK FACTORS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

DETERMINATION OF OFFERING PRICE . . . . . . . . . . . . . . . . . . . . . .  14

SELLING STOCKHOLDERS. . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

DESCRIPTION OF COMMON STOCK . . . . . . . . . . . . . . . . . . . . . . . .  17

PLAN OF DISTRIBUTION. . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

ADDITIONAL INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . .  23

INCORPORATION OF CERTAIN

DOCUMENTS BY REFERENCE. . . . . . . . . . . . . . . . . . . . . . . . . . .  23


================================================================================

    PART II                 INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  OTHER        The following are the estimated expenses in connection with the registration
EXPENSES OF       and distribution of the shares of the registrant's common stock:
ISSUANCE AND
DISTRIBUTION.          Securities and Exchange Commission
                       Registration Fee                            $5,023.40
                       Printing and Engraving Expenses               3,000*
                       Accounting Fees and Expenses                  7,500*
                       Legal Fees and Expenses                      40,000*
                       Miscellaneous                                 5,000*

                                                                   -----------
                                 Total                             $60,523.40*

                  All the expenses will be incurred by the registrant and not by the selling stockholders.
                  _______________
                  *Estimated.

                       Article VII of the registrant's Articles of Incorporation, as amended,
Item 15.          provides that the registrant shall indemnify its directors, officers, employees and
INDEMNIFICATION   agents to the maximum extent and in accordance with the provisions of the Nevada
OF DIRECTORS AND  General Corporation Law, as in effect from time to time.  Sections 78.7502 and
OFFICERS.         78.751 of the Nevada General Corporation Law provide generally and in pertinent part that a Nevada corporation may indemnify its directors and officers against expenses, judgments, fines and settlements actually and reasonably incurred by them in connection with any civil suit or action or any administrative or investigative proceeding, except actions by or in the right of the corporation, if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful.  Section 78.7502 further provides that in connection with the defense or settlement of any action by or in the right of the corporation, a Nevada corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them in connection therewith, provided that they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation.  Section 78.751 permits a Nevada corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise and Section 78.752 permits a Nevada corporation to purchase indemnity insurance or make other financial arrangements on behalf of its directors and officers.

                       Article VIII of the registrant's Articles of Incorporation provides that directors shall not be liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability arising from
                  (a) any breach of the director's loyalty to the registrant or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) any transaction from which the director receives an improper personal benefit, or (d) any other act expressly proscribed or for which directors are otherwise liable under the Nevada General Corporation Law.  See Item
                  17 "Undertakings" herein.


                                      II-1

Item 16.          (a)  EXHIBITS.  The following is a complete list of Exhibits filed as part of this
EXHIBITS AND      registration statement.  Exhibit numbers correspond to the numbers in the exhibit table
FINANCIAL         of Item 601 of Regulation S-K.
STATEMENT
SCHEDULES.

  EXHIBIT NO.                                DESCRIPTION

    #5.00         Opinion from Kutak Rock LLP
   *23.01         Consent of independent registered public accounting firm, Gelfond Hochstadt
                  Pangburn, P.C.
   *23.02         Acknowledgement of independent registered public accounting firm, Gelfond
                  Hochstadt Pangburn, P.C.
   #23.03         Consent of Kutak Rock LLP (included in Exhibit 5.00)
   #24.00         Power of Attorney

____________________
*Filed  herewith.
#  Previously  filed.

Item 17.  UNDERTAKINGS.

     (a)     The undersigned registrant hereby undertakes to:

          (i) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

               (1) include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

               (2) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (3) include any additional or changed material information on the plan of distribution.

          (ii) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (iii) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on December 17, 2004.

                                        NANOPIERCE TECHNOLOGIES, INC.



                                        By /s/ Paul H. Metzinger
                                           -------------------------------------
                                           Paul H. Metzinger, President, Chief
                                           Executive Officer and Director


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-2 is signed by the following persons in the capacities and on the dates indicated.

           SIGNATURE                     TITLE                   DATE


     /s/ Paul H. Metzinger    President, Chief Executive   December 17, 2004
     -----------------------  Officer and Director
     Paul H. Metzinger        (Principal Executive
                              Officer)

     /s/  ***                 Director                     December 17, 2004
     -----------------------
     Herbert J. Neuhaus

     /s/  Kristi J. Kampmann  Chief Financial Officer      December 17, 2004
     -----------------------  (Principal Accounting
     Kristi J. Kampmann       Officer) and Secretary


     /s/  ***                 Director                     December 17, 2004
     -----------------------
     Robert Shaw

     /s/  ***                 Director                     December 17, 2004
     -----------------------
     John Hoback


     ***  By: /s/ Paul H. Metzinger
              ------------------------
            Paul H. Metzinger, as attorney-in-fact

                                      INDEX TO EXHIBITS

EXHIBIT NUMBER                           DESCRIPTION

     #5.00      Opinion from Kutak Rock LLP
                Consent of independent registered public accounting firm, Gelfond Hochstadt
    *23.01      Pangburn, P.C.
                Acknowledgement of independent registered public accounting firm, Gelfond
    *23.02      Hochstadt Pangburn, P.C.
    #23.03      Consent of Kutak Rock LLP (included in Exhibit 5.00)
    #24.00      Power of Attorney

____________________
*Filed  herewith.
#Previously  filed.


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